EXHIBIT 11

                               ANDREW CORPORATION
                        Computation of Earnings Per Share
                    (In thousands, except per share amounts)

                                                     Three Months Ended
                                                         December 31
                                                   ----------------------
                                                     1996       1995
                                                   --------    --------
PRIMARY EARNINGS PER SHARE

Average shares outstanding                          60,482      60,071
Net effect of dilutive stock options--
based on the treasury stock method
using average market price                             910         895
                                                   ========    ========
Total                                               61,392      60,966
                                                   ========    ========
Net income                                         $24,340     $16,911
                                                   ========    ========
Per share amount                                   $  0.40        0.28
                                                   ========    ========

FULLY DILUTED EARNINGS PER SHARE

Average shares outstanding                          60,482      60,071
Net effect of dilutive stock options--
based on the treasury stock method
using quarter end market price                         912         895
                                                   ========    ========
Total                                               61,394      60,966
                                                   ========    ========
Net income                                         $24,340      16,911
                                                   ========    ========
Per share amount                                   $  0.40        0.28
                                                   ========    ========